                                                                       Exhibit 5


                         [ALLEN TELECOM INC. LETTERHEAD]

                                  July 19, 2002

Securities and Exchange Commission
Judiciary Plaza
450 5th Street
Washington, DC 20549



         Re: Allen Telecom Inc. Amended and Restated 1994 Non-Employee Directors
             Stock Option Plan

Ladies and Gentlemen:

         I have acted as counsel for Allen Telecom Inc., a Delaware corporation ("Registrant"), in connection with the Allen Telecom Inc. Amended and Restated 1994 Non-Employee Directors Stock Option Plan ("Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon, I am of the opinion that:

          1. The Registrant's shares of Common Stock, par value $1.00 per share ("Common Stock") that may be issued or transferred and sold pursuant to the Plan and the authorized forms of agreement thereunder ("Agreements") will be, when issued or transferred and sold in accordance with the Plan and such Agreements, duly authorized, validly issued, fully paid and nonassessable.

          2. When issued in accordance with the Rights Agreement dated as of January 20, 1998 between Registrant and Fifth Third Bank (as successor to Harris Trust Company of New York), as Rights Agent (the "Rights Agreement"), the Series C Junior Participating Preferred Stock Purchase Rights ("Rights") will be validly issued.

         For purposes of the opinion set forth in paragraph 1, I have assumed that shares of Common Stock when issued or transferred and sold in accordance with the Plan, will have been reserved for issuance from the authorized Common Stock of the Company within the limits of the Common Stock then remaining authorized but unreserved and unissued.

         The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                       Very truly yours,


                                       /s/ Laura C. Meagher

                                       Laura C. Meagher